Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Estée Lauder Companies Inc.:

We consent to the use of our report dated August 22, 2011, with respect to the consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2011 and 2010, and the related consolidated statements of earnings, equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

The audit report covering the June 30, 2011 consolidated financial statements refers to a change in The Estée Lauder Companies Inc. and subsidiaries’ methods of accounting for business combinations and non-controlling interests in fiscal 2010.

/s/ KPMG LLP

New York, New York

July 30, 2012